Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Form 10-K/A of our report, dated March 26, 2025, with respect to our audit of the consolidated financial statements of Winning Catering Group, Inc., formerly known as LiquidValue Development Inc. and Subsidiaries, (the “Company”) as of December 31, 2024 and for the year then ended. Our report included an emphasis of matter paragraph relating to the Company’s significant related party transactions.

Grassi & Co., CPAs, P.C.

Glastonbury, Connecticut
March 3, 2026